CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Wanger Advisors Trust of our report dated February 21, 2019, relating to the financial statements and financial highlights, which appears in Wanger USA, Wanger Select, and Wanger International ‘s Annual Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 29, 2019